Exhibit 99.2

Capital Trust Q4 ‘06 and Year End 2006 Earnings Call

March 1, 2007

Conference Coordinator:

Hello and welcome to the Capital Trust fourth quarter and year end 2006 results conference call. Before we begin, please be advised that the forward-looking statements expressed in today’s call are subject to certain risks and uncertainties including, but not limited to, the continued performance, new origination volume and the rate of repayment of the Company’s and its Funds’ loan and investment portfolios; the continued maturity and satisfaction of the Company’s portfolio assets; as well as other risks contained in the Company’s latest Form 10K and Form 10Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

There will be a Q&A session following the conclusion of this presentation. At that time, I will provide instructions for submitting a question to management. I will now turn the call over to John Klopp, CEO of Capital Trust.

John Klopp:

Good morning everyone. Thank you for joining us once again and for your continued interest in Capital Trust.

Last night we reported our results for the fourth quarter and filed our 10-K. In a record-breaking year for the real estate industry, Capital Trust delivered strong performance and steady growth by doing exactly what we’ve been doing for the last 10 years: originating, underwriting, managing and financing solid investments that produce attractive risk-adjusted returns. Geoffrey Jervis will run you through the detailed numbers in just a moment, but the bottom lines for 2006 contain nothing but good news:

•	Diluted earnings per share of $0.91 for the fourth quarter and $3.40 for the year, an increase of 18% compared to 2005.
•	Total 2006 dividends of $3.45 per share, up 41% over the prior year.

More important, we feel very good about our prospects for 2007, and last night we also announced a $0.05 increase in our regular quarterly dividend to $0.80 per share. The fundamentals of our business remain the same, so we intend to turn off the screens (at least the one that displays CT’s stock price), put our heads down and continue to do our jobs, our way.

These fundamentals start with originating good investment opportunities, and in 2006 we closed over $2.1 billion of new commitments spread across 96 separate transactions. In a competitive market awash with capital, we searched far and wide and found value in a broad array of products including whole loans, construction loans, mezzanine loans, syndicated loans, B Notes, CMBS and synthetics, collateralized by all property types in many markets, sourced on both a direct and indirect basis. In 2007, we expect the mix to broaden even further as we continue to seek out the best risk-adjusted returns.

Of course, volume is only the beginning of the story, and credit quality is the true determinant of long term success. In 2006, we incurred no losses, no provisions and no impairments and all of our portfolios performed strongly. However, we are not perfect: we continue to work toward resolution of our one non performing asset, a loan originated in 2000 on a property in Baja, Mexico that has a current carrying value of $2.6 million.

Tom Ruffing, our Chief Credit Officer and Head of Asset Management, has assured me of a positive outcome – sometime before I retire. Going forward, we will stubbornly stick to the underwriting standards that have served us well, and actively manage our portfolios to anticipate any problems that may arise.

In 2006, we financed our growth with a combination of debt and equity, demonstrating our ability to access the markets to produce cost-effective capital. This mix included CT’s first issuance of Trust Preferred Securities, our fourth CDO and a 2 million share common offering, our first since 2004. In addition, we increased our committed repo facilities to $1.2 billion to ensure a flexible revolving component to our liabilities. In 2007, we will continue to actively manage our capital structure to maintain our asset/liability match, mitigate interest rate risk and drive down our cost of capital.

While the fundamentals of our business remain the same, we are constantly looking for new endeavors where our experience and skills can be brought to bear. In 2006, we repositioned our investment management business to focus on smaller vehicles with targeted investment strategies that complement the broader strategy of the balance sheet. As a result, we launched two new mandates and raised $575 million of third party capital. Also last year, we made our first international investment, becoming a founding equity investor in Bracor, a new commercial property net lease company in Brazil. In its first six months, the Bracor team has committed to purchase almost $500 million of high quality real estate net leased on a long term basis to credit tenants. We are excited about the prospects for these new initiatives and believe that more are in the offing.

The world in 2007 is a very different place than when we started Capital Trust in 1997. Real estate debt and equity capital markets are more sophisticated, more liquid and more interconnected, even globally. Success in this environment requires both old skills and new tricks. We are confident in ourselves and in our business, and firmly believe that the best is still ahead of us.

Geoffrey Jervis:

Thank you John and good morning everyone. Since John has discussed the highlights for the year, I'll get right into the numbers. First, the balance sheet:

During the year, total assets increased by over 70% from $1.6 billion at the end of 2005 to $2.6 billion at the end of 2006. The primary drivers of asset growth were new originations of Interest Earning Assets, which we define as Loans, CMBS and Total Return Swaps. Isolating the 4th quarter, over a third of our asset growth occurred in the period, as assets grew by $379 million from September 30, 2006 to year end.

For the year, Interest Earning Assets grew by approximately $1.1 billion from $1.5 billion to $2.6 billion. Originations for our balance sheet of Interest Earning Assets totaled $1.8 billion with partial and full repayments of approximately $700 million for the year, netting to the previously mentioned $1.1 billion increase. For the 4th quarter, originations of Interest Earning Assets totaled approximately $650 million with partial and full repayments of approximately $275 million, netting to a $375 million increase.

2006 balance sheet originations were comprised of $395 million of CMBS, $1.4 billion of loans ($1.2 billion funded and $200 million unfunded) and $4 million of total return swaps. The weighted average all-in effective rate on new originations was 8.62%. At December 31, 2006, the entire $2.6 billion portfolio of Interest Earning Assets had a weighted average all-in effective rate of 8.40%. From a credit standpoint, the CMBS portfolio has an average credit rating of BB+ (compared to BB- at year end 2005) and the loan portfolio has an average last dollar appraised loan to value of 70% (compared to 67% at year end 2005). Credit for the entire portfolio remains strong across all investment categories. Inside the loan portfolio, the only non-performing asset at quarter end remains the Baja loan that John discussed earlier.

Moving down the balance sheet - equity investments in unconsolidated subsidiaries decreased by $3 million from $14.4 million at the end of 2005 to $11.5 million at the end of 2006. The decrease is due to the continued ordinary course liquidation of the CT Mezzanine Partners funds, partially offset by $6 million of fundings associated with our new investment in Bracor (39% of our total $15 million commitment as of year end). Looking at equity investments as a whole, while we expect to fund the remaining Bracor commitment over the next few periods, this growth will continue to be offset by the liquidation of the CT Mezzanine Partners funds. Performance at the funds remains strong with no non performing loans. Fund II had one remaining asset at year and, in January, that asset repaid. In accordance with the fund operating documents, we are in the process of winding up operations and making the final distribution to the partners. From an accounting standpoint, we expect to realize the remaining promote from Fund II in Q1, expense the remaining capitalized costs for Fund II and pay employees their share of promotes received. At Fund III, as of December 31st, we had 5 investments with total assets of $195 million.

As we have disclosed in the 10K, the gross promote value to us embedded in Fund II and Fund III, assuming liquidation at year end, was $1.0 million and $7.5 million, respectively. Collection of the Fund III promote is of course dependent upon, among other things, continued performance at the fund and the timing of payoffs. That said, we currently expect to begin collecting Fund III promotes starting in the second half of 2007. As is the case with Fund II, any Fund III promotes will be accompanied by expensing a portion of capitalized costs, as well as payments to employees of their share of promotes received.

In addition to Fund II and Fund III, we also manage two other investment management vehicles, CT Large Loan 2006, which we have discussed in previous calls, and CT High Grade, our new separate account designed to invest in lower risk mezzanine investments and formed in November of 2006. At year end, CT Large Loan had 3 investments and total assets of $157 million and CT High Grade had 2 investments and total assets of $65 million. We do not co-invest in either of these vehicles and earn management fees of 75 basis points on assets (subject to leverage levels) for CT Large Loan and 25 basis points on assets for CT High Grade.

On the right hand side of the balance sheet, total Interest Bearing Liabilities, defined as CDOs, repurchase obligations and trust preferred securities, were $2.0 billion at December 31st and carried a weighted average cash coupon of 5.97% and a weighted average all-in effective rate of 6.15%.

Our CDO liabilities at year end totaled $1.2 billion – this amount represents the notes that we have sold to third parties in our four CDO transactions to date. At year end, the all in cost of our CDOs was 5.86%. All of our CDOs are performing, fully deployed and in compliance with their respective interest coverage, overcollateralization and reinvestment criteria and the total cash in our CDOs at year end was $1.7 million, recorded as restricted cash on our balance sheet.

Our repurchase obligations continue to provide us with a revolving component of our liability structure from a diverse group of counterparties at ever improving economic terms. At year end we had borrowed $704 million and had $1.2 billion of commitments from seven counterparties -- this is up from $775 million of commitments with six counterparties at year end 2005. We remain in compliance with all of our facility covenants. With $500 million of unutilized capacity on our repo lines, that are all revolvers, we are confident that we have the immediately available debt capital to fund our near and mid term growth.

The final component of interest bearing liabilities is trust preferred, comprised of the $50 million of securities that we issued in the first quarter of 2006. The securities have a 30 year term and carry a cash cost of 7.45% and 7.53% on an all in basis.

One more item of note in Liabilities is participations sold. This line item represents loans that we closed at CT in which we subsequently sold participations to third parties. In accordance with GAAP, we are required to present these participations sold on a consolidated basis – with the amounts sold recorded as both assets and liabilities on our balance sheet and the income earned on the loans recorded as interest income with an identical amount recorded as interest expense. At year end, we had $209 million of Participations Sold on the balance sheet as loans receivable and liabilities and the pass through rate on these participations was 8.86%.

Over to the equity section, shareholders’ equity at year end was $426 million, an increase of $87 million year over year. The changes in book value are primarily attributable to the common stock offering we executed in November, selling two million shares of class A common stock for net proceeds of $87 million. On a per share basis, book value rose from $21.92 per share to $24.06 per share, an increase of $2.14 or 10%. At year end, our debt-to-equity ratio (defined as the ratio of Interest Bearing Liabilities to book equity) was 4.6-to-1 compared to 3.5-to-1 at year end 2005. We remain comfortable with our leverage levels and, as we have said in the past, these levels will migrate depending upon the types of assets we originate and the structure of the liabilities we raise.

As always, we remain committed to maintaining a matched asset/liability mix. At year end, we had approximately $351 million of net positive floating rate exposure (on a notional basis) on our balance sheet. Consequently, an increase in LIBOR of 100 basis points would increase annual net income by approximately $3.5 million. Conversely, a 100 basis point drop in LIBOR would decrease our earnings by that same amount.

Our liquidity position remains strong, and at year end we had $28 million of cash and $81 million of immediately available borrowings under our repo facilities for total liquidity of $109 million.

Turning over to the income statement, we reported net income of $54.1 million or $3.40 per share on a diluted basis for 2006, representing growth of 18% on a per share basis from 2005. Comparing the fourth quarter to the third quarter, we reported net income in Q4 of $0.91 per share, compared to $0.86 per share in Q3, an increase of 6%.

The primary drivers of net income growth for both the full year and the quarter were increases in Interest Earning Assets and net interest margin. Year over year, net interest margin increased by $21.8 million or 45% from $49.0 million in 2005 to $70.8 million in 2006. For the fourth quarter, net interest margin increased by 12% compared to the third quarter, up $2.1 million to $19.3 million. Included in these figures are $4.5 million and $900,000 of items that we consider non-recurring for the full year 2006 and the fourth quarter, respectively. Non recurring items include pre-payment penalties, accelerated discount realization and accelerated origination fee and exit fee realization from the early repayment of loans.

Other revenues for the year, primarily management and advisory fees from our funds, were $5.8 million, lower than last year as Fund II and Fund III continue to wind down, partially offset by the added impact of CT Large Loan and CT High Grade later in the year.

We did collect some Fund II promote during 2006, receiving $1.7 million for the year. The net impact of this receipt, however, must be assessed in light of the other income statement items impacted. For example, in Q4, we collected $1.4 million of Fund II promote, but we also expensed approximately $325,000 of capitalized costs and paid approximately $350,000 to employees – netting $800,000 to the Company, or just under $0.05 per share.

Moving down to other expenses, G&A was $23.1 million for the year, an increase of $1.1 million from $21.9 million in 2005. This increase amounts to approximately 5%, lower than one might expect given the increased business activity at the Company in 2006. Looking inside the numbers, there is a partial explanation in that G&A in 2005 contained several items that skew the comparison including expenses of $2.0 million for Fund II employee promote payments and $757,000 from various one time items.

We recognized a tax benefit of $281,000 for the fourth quarter, bringing the total tax benefit for the year to $2.7 million – these benefits were generated at the Company’s taxable REIT subsidiary, CTIMCO.

In terms of dividends, our policy is to set our regular quarterly dividend at a level commensurate with the recurring income generated by our business. At the same time, in order to take full advantage of the dividends paid deduction of a REIT, we endeavor to pay out 100% of taxable income. In the event that taxable income exceeds our regular dividend pay out rate, we will make additional distributions in the form of special dividends. During 2006, we paid regular quarterly dividends of $0.60 in Q1, $0.70 in Q2 and $0.75 in both Q3 and Q4, for total regular dividends of $2.80, a 24% increase over 2005. In addition to our regular dividends, we paid a special dividend with the fourth quarter regular dividend of $0.65 per share, for total dividends of $3.45 per share, an increase of 41% over 2005.

Finally, yesterday, we declared a first quarter 2007 regular cash dividend of $0.80 per share payable on April 15, 2007 to stockholders of record on March 31, 2007 which represents a $0.05 per share (7%) increase from the prior quarter's regular cash dividend of $0.75 per share.

That wraps it up for the financials, and at this point, I'll turn it back to John.

Conference Coordinator:

Okay at this time if you would like to ask a question please press the star and 1 on your touchtone phone. You may withdraw your question at any time by pressing the pound key, once again, to ask a question please press the star and 1 on your touchtone phone.

Once again if you would like to ask a question, press the star and then one on your touchtone phone and we’ll take our first question from the side of David Fick from Stifel Nicholas. Please go ahead sir.

David Fick:

Good morning. I applaud you for saying that you don’t run stock screens and you just want to run your business. I try to do the same thing.

As an analyst it’s hard to take a long view though when the market is behaving the way it is and one of those fundamental questions for you is how do you view the ability to continue to run the right side of your balance sheet if there is collateral damage in the credit markets and in the demand for real estate related bonds due to things that are happening in other sectors that have nothing to do with your fundamentals? Can’t there be an impact in your ability to continue originating?

John Klopp:

There are a couple different parts to your question. I’ll start and then open it up to Geoffrey Jervis and Steve Plavin who are both here if they want to add anything.

The first thing is I probably lied. I do peek at the screen. I can’t help myself, but our general attitude is to do exactly what I said which is simply put our heads down and do our business. There are certain times, as we’ve learned over the long haul, when there seems to be somewhat of a disconnect between underlying performance and underlying fundamentals, and how the market perceives any particular stock. We’re obviously at a point in time in the markets where external exogenous things are buffeting the markets and moving people’s perceptions whether or not they have anything to do with our business.

So that’s the equity side of things. You asked a separate question, which is more towards the liability side of our business.

We have increasingly over the last several years, as have others in our sector, used CDOs to finance our business and we expect to continue to do that. The CDO bid has clearly impacted the overall business; it has probably contributed in part to declining spreads on the left-hand side of the balance sheet, but it provides us with a very powerful tool, as we’ve said many times before, the ability to raise cost-effective liabilities on an index match, duration match, non-recourse, non-mark-to-market basis, which is pretty powerful.

We don’t see any pause in the CDO market for CRE – Commercial Real Estate – CDOs right now. In fact you could argue that in this much more inter-connected world as the RMBS sub-prime business blows up, there may be some degree of flight to quality to the CRE side of the aisle because the performance of the commercial real estate CDOs has been impeccable.

Geoffrey Jervis:

I would add to that – if, in the future, we do see that the CDO dynamic has changed, a couple things: first, $550 million of our CDOs are revolving and therefore, we have already priced $550 million of revolving liabilities where we can put new assets in and use old pricing metrics. So if things deteriorated on the CDO side, we will have some legacy liabilities that will be cheaper than the market rates. Second, on the repo side, our repos continue to be more competitive and they continue to get closer to the CDO bid. In fact, the revolving nature of our repos and the flexibility of our repo counterparties relative to the rigid rating agency structures of CDOs, have their own value even side by side with CDOs. But if the CDO bid was to go away, we’d have plenty of capacity. As I mentioned, we have $500 million of capacity on our existing commitments to continue to finance the business on an attractive basis. Lastly, and I’ll also turn it over to Steve after this, if you see the right-hand side of the balance sheet widen out, you’re going to see an impact on the left-hand side. You’re going to see the asset side migrate in the same direction.

David Fick:

Are we going to see narrowing in that case?
Geoffrey Jervis:

My sense is that you’re going to see widening of asset spreads if you see widening of liability spreads.

David Fick:

Okay.

Conference Coordinator:

Thank you. Our next question comes from Don Fandetti from Citigroup. Please go ahead, sir.

Don Fandetti:

Hi, good morning everyone. John, good quarter. Quick question about the credit environment – obviously you and the market are holding up very well from a credit perspective. Are you seeing any signs on the margin of weakness; and if so, what are those and what’s your outlook over the next 12 months – not necessarily for your portfolio but the market in general from a credit perspective?

John Klopp:

Thanks, Don. I’m going to kick that one to Steve Plavin who is directly involved in our lending origination business day to day.

Steve Plavin:

Hey Don, the only real weakness I’m seeing relates to the residential side of the aisle, and relates to the condominium-related financing in certain markets that are overbuilt. Otherwise all the other asset classes continue to perform well. Given the ever increasing aggressiveness of the first mortgage lenders, however, where everything seems to be able to get financed, it’s incumbent upon us to be very selective on the credit side to avoid those things which may not work as well in the future as they have in the past.

Don Fandetti:

I understand that fundamentals are good, occupancy and rent growth is picking up in certain areas; but the aggressive lending that’s taken place over the last year or two, you’re not even seeing anything on the margin from an aggressive lending standpoint that’s starting to show any signs of weakness?

Steve Plavin:

The more relevant phenomenon is probably the aggressive buying that’s taking place right now which is accompanied by perhaps some aggressive financing as well. So the things that were done a year or two ago, as long as you’re with the right sponsors and the right real estate, are going to be fine. Prices are continuing to escalate and cash flow continues to be a smaller consideration. In terms of where we go, what sponsors we choose to finance, and what markets we choose to participate in are important decisions.

Don Fandetti:

Okay, so you’re more concerned about the loans that are being done today from a vintage standpoint.

Steve Plavin:

Other than condominium related, yes.

Don Fandetti:

Okay, that’s all I had. Thank you.

Conference Coordinator:

Our next question comes from the side of James Shanahan from Wachovia. Please go ahead, sir.

James Shanahan:

Thank you, good morning everyone. There’s a lot of rumors of fear and panic out there right now as I’m sure you’re observing in the market, too, but there are rumors this morning that the ABS CDO bid for mezz is really just dried up at this point.

I’m more curious – are you in touch with the CDO market daily and what are you seeing with commercial real estate CDOs just in the last couple days keeping in mind, of course, that we and others on the call are aware that CRE CDO bids have pretty much been tighter and tighter with more flexible terms for some time now. If there is a little bit of weakness, where does that still compare to where we’ve been?

John Klopp:

We are definitely in touch with the market on a daily basis, no question about it; and I’ll kick that one to Geoffrey who runs our capital market side.

Geoffrey Jervis:

Jim, certainly in most ABS markets you’ve seen a big dislocation here and people are expecting some temporary spillover into CRE CDOs. There are actually some people that are pricing transactions right now, and over the next week, you’re going to see the proof come out as to what the impact is.

When you do look at the impact it’s funny to note that there were some bid lists out just recently and on the synthetic side where you’ve seen widening mostly in the index trades; but on the single names you haven’t seen the degree of widening nor in the cash market.

So it’ll be interesting to see how the market sorts this out, but as we’ve said in the past, you have a little bit of volatility here in the markets. It’s something that we look forward to and we view as a potential opportunity.

James Shanahan:

Gentlemen, is there anything that you could imagine happening in the residential side of the business that would interest you? Could it get so bad where we could all of a sudden see a more residential mortgage strategy?

John Klopp:

We try to look at everything and we have certainly thought about the residential side of the business in the past. My own personal opinion is that we aren’t at the bottom yet and we would be exceedingly careful to step into a business that has different dynamics – different drivers than our business does. And by that I mean we believe that the primary determinant of our business is credit; and sub-prime aside, that’s not necessarily the primary issue across the full RMBS spectrum.

James Shanahan:

Are there any others aside from that? I’m fishing at this point. Are there any other asset classes that maybe do look more attractive now - things that you hadn’t looked at in the past or haven’t done in the past, I should say?

Steve Plavin:

On the commercial side, we have made an effort to look at all asset classes all the time. We’ve invested in health care, parking, and land. We try not to redline anything and remain opportunistic as it relates to asset classes and market sponsors, so we’re always surveying the whole landscape of things.

Geoffrey Jervis:

I would just say that the more liquid markets like CMBS are ones that – if you look at the volume of how much CMBS we’ve printed on balance sheet – we haven’t seen a tremendous amount in the second half of ’06. If this market activity continues and we do see spreads widening and we believe that things are more attractive in a market like that, that could be somewhere that could have a direct impact on the balance sheet.

James Shanahan:

Okay, thank you very much.

John Klopp:

Thank you.

Conference Coordinator:

Thank you. Our next question comes from the side of Lannie Trexler from LRT Financials. Please go ahead, sir.

Lannie Trexler:

Yes, good year guys. My question was answered, thank you.

John Klopp:

Thank you.

Conference Coordinator:

Our next question comes from John Moran from Cohen & Company. Please go ahead, sir.

John Moran:

Good morning, guys; thanks for taking my question. Real quick, just two quick ones – the unfunded commitments which are mostly construction loans, the timetable for putting those out I assume is 12 to 24 months; or is it a longer tail on those commitments?

Steve Plavin:

12 to 24 months is a good assumption.

John Moran:

Okay, and the next question. Repayments and prepayment activities have been elevated for the last couple of quarters versus what we have seen in the past. I assume that the vast majority of that has to be related to transactional velocity and solid CRE fundamentals underlying the properties that those loans are underwritten on.

Could you give us any kind of additional detail on the level of overall activity and how you see that unfolding over the next couple of quarters?

Steve Plavin:

The level of repayments is directly impacted by ever increasing property values as well as improving terms for borrowers being given by lenders; so there’s accretive refinancings available to borrowers – sometimes 6 to 12 months after they’ve purchased a property or financed a property; so that’s really the most difficult dynamic in the floating rate ask side of our business.

It’s very difficult to get a lot of call protection on a floating rate loan these days given the competitive forces in the market.

John Klopp:

Which is why, in part, we have attempted, when we think the value is there, to lengthen out the average duration of our portfolio by adding some longer term fixed-rate assets. We’ll continue to do that when we find value in those types of instruments with the objective being to insulate the portfolio from some of that prepayment risk.

John Moran:

Great, thanks very much guys.

John Klopp:

Thank you.

Conference Coordinator:

Your next question comes from the side of Rick Shane from Jefferies & Co. Please go ahead, sir.

Rick Shane:

Thank you guys for taking my question. The new disclosure in the MD&A is very helpful and there was one very interesting comment in there which is the possibility of using CDOs within the investment management businesses. Can you talk about that a little bit, what the strategy there would be, and what the potential for leverage at Large Loan and at High Grade would be?

John Klopp:

Hi Rick, thanks. As you know the CDOs that we have executed to date, four of them aggregating approximately $1.2 billion of liabilities sold, have been financing techniques or vehicles for us. In other words, the assets are on our balance sheet; the liabilities are on our balance sheet; and essentially we own all of the equity, and therefore, all of the risk in those assets.

That’s not necessarily the only way to approach CDOs. Others with more of an arbitrage structure assemble assets, organize the liabilities, and sell through 100% retaining essentially no risk but generating fees on an ongoing basis; and that’s not atypical across what has become obviously a huge business both in real estate, and in corporate land, and ABS, etc.

Clearly for us we expect to continue to use CDOs as a pure financing technique for our balance sheet risk, but we do see some opportunities to take that experience and expertise and apply it in a somewhat different way as more of an investment management tool.

We’re not there yet but we’re working on some things and in the future you will see us use the CDO marketplace more and in different broader ways.

As it relates to the last part of your question – Large Loan and High Grade. In inverse order, the High Grade separate account is designed to target lower risk, lower spread mezzanine loans in an un-levered separate account; and Large Loan, which is a co-mingled leveraged account, probably will not have the level of diversity, by definition designed to take down large transactions, to be able to execute a CDO.

Rick Shane:

Okay, I misread that then or misunderstood it, which is that it’s unlikely that you’re going to use CDOs as financing structures within the existing fund, but potentially we could see an investment CDO appear under CTIMCO somewhere down the road.

John Klopp:

Absolutely.

Rick Shane:

Okay, got it. That’s very helpful. Thanks guys.
Conference Coordinator:

We’ll take a follow-up question from David Fick.

David Fick:

Thank you. What percentage of your current loan portfolio is in construction and what property types are those?

John Klopp:

That’s for Steve.

Steve Plavin:

We currently have a construction loan outstanding of about $110 million, and our total assets are $2.6 billion.

David Fick:

Right.

Steve Plavin:
It’s a pretty small number. What was the second part of your question?

David Fick:

What property type?

Steve Plavin:
The property types are office buildings and condominiums.

David Fick:

Okay, where’s the condominium?
Steve Plavin:

Two office buildings, three condominiums. Two of the three condominiums are in New York, one is in Chicago. Two of the three loans are 100% covered by units that have sales contracts with hard deposits. The other is rapidly approaching that stage – about 60% LTV. All three of them are very strong performing loans.

David Fick:

Okay; and then my second question is, obviously you had difficulty finding any CMBS traction in the fourth quarter. You said that that would be the case in your last call. Are you essentially out of that market right now in terms of being able to find deals that make sense?

Steve Plavin:

I think that as spreads continued to race in the fourth quarter, it was a difficult environment to buy CMBS and feel good about it. There wasn’t a lot of secondary market trading activity in the bonds that we liked most.

Current market volatility could create some opportunities for us. We’re looking very carefully and we continue to have a very strong focus on CMBS. We own a lot of it; we’re in the market everyday managing what we have and looking for new things to buy.

Geoffrey Jervis:

And one thing I would add, David, is that we do hold all of our existing portfolios of CMBS, $810 million at year end, on a carrying-value basis, we hold that all on a held-to-maturity basis. So obviously with all this spread compression over the last few years, that has had a positive impact on value; but obviously none of that is reflected in the balance sheet given the way that we account for our bonds.

David Fick:

Okay; and then my final question goes back to your original statement about your stock price. You obviously think it’s a screaming buy here. We have reiterated our view in that respect. Is management looking to buy shares?

John Klopp:

Management owns an enormous number of shares. We are, albeit a small company, fairly unique in terms of the concentration of ownership amongst management as we define it, which are the guys on the phone plus the other people who work here, plus our directors, etc.

Part of our compensation system continues to be geared towards issuing restricted stock grants. Those stock grants vest over time and with elements of performance vesting attached also. So we are very invested.

I’m going to leave the commentary on relative value in stock price to you guys. That’s your business. That’s not really our job, but what you’ll find on an absolute and relative basis is that management is extremely committed to this company.

David Fick:

Great, that’s what we want to hear. Thank you.

Conference Coordinator:

Thank you; and once again if you would like to ask a question, please press the star and then one on your touchtone phone; and you can again withdraw that question by pressing the pound key. Press the star and the one if you would like to ask a question.

It appears we have no further questions at this time.

John Klopp:

Thank you very much all of you for your attention and your interest. Stay tuned. We’ll see you again in a few months. Thanks.

Conference Coordinator:

This concludes today’s teleconference. Thank you for your participation. You may disconnect at any time.

END